UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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DELTA PETROLEUM CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

April 21, 2008

Dear Delta Stockholders:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. (MDT) on Tuesday, May 20, 2008, in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202.

Business matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of the Annual Meeting and Proxy Statement. Members of management will report on our operations, followed by a period for questions and discussion.

We hope you can attend the meeting. Regardless of the number of shares you own, your vote is very important. Please ensure that your shares will be represented at the meeting by signing and returning your proxy now, even if you plan to attend the meeting.

Thank you for your continued support.

Sincerely,

Roger A. Parker
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS AND MANAGEMENT
PLAN INFORMATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS
GENERAL AND OTHER MATTERS
AVAILABLE INFORMATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2008

TO THE STOCKHOLDERS OF DELTA PETROLEUM CORPORATION:

As a stockholder of Delta Petroleum Corporation, a Delaware corporation (“Delta” or the “Company”), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Stockholders, to be held in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, on Tuesday, May 20, 2008, at 10:00 a.m. (MDT) for the following purposes:

1. To elect twelve directors;

2. To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Delta for the fiscal year ending December 31, 2008; and

3. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

Stockholders of Delta of record at the close of business on April 8, 2008 are entitled to vote at the meeting and all adjournments thereof.

One-third of the outstanding shares of Common Stock of Delta must be represented at the meeting to constitute a quorum. Therefore, all stockholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is Delta’s intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2008:

The proxy materials are available at: http://www.deltapetro.com/proxy.html.

If you do not expect to attend the meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed business reply envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

By Order of the Board of Directors

Roger A. Parker
Chairman of the Board
and Chief Executive Officer

Denver, Colorado
April 21, 2008

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (our “Board” or our “Board of Directors”) of Delta Petroleum Corporation (“us,” “our,” “we,” “Delta” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) to be held on May 20, 2008, in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, at 10:00 a.m. (MDT), and at any adjournment thereof. Each holder of record at the close of business on April 8, 2008 of shares of our common stock, par value $0.01 per share (the “Common Stock”), will be entitled to one vote for each share so held. As of April 8, 2008, there were 102,277,782 shares of Common Stock issued and outstanding.

Shares represented by properly executed proxy cards received by us at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for: (i) the election of the nominees for directors, and (ii) the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing these proxy materials to stockholders, will be borne by Delta. It is anticipated that solicitations of proxies for the meeting will be made only by use of the mail; however, we may use the services of our directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of our shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in the performance of that task.

As to any other business that may properly come before the Meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the Meeting by written notice to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Annual Meeting prior to being voted. This Proxy Statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 21, 2008. The proxy materials are also available at: http://www.deltapetro.com/proxy.html.

The presence at the Meeting, in person or by proxy, of the holders of one-third of the shares of our Common Stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the Meeting (other than an adjournment or postponement of the Meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Meeting.

Votes cast in favor of and against proposed actions (whether in person or by proxy) will be counted for us by our Secretary at the Meeting, but this count may be at least partially based upon information tabulated for us by our transfer agent or others. In the election of directors, the twelve candidates will be elected by a plurality of affirmative votes. The affirmative vote of the majority of the outstanding shares of Common Stock present in person or by proxy will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008.

A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether the proposal regarding ratification of the Company’s auditors has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal. In tabulating the voting results for any of the proposals expected to be presented at the meeting, shares that constitute broker non-votes will not be included in the vote totals, and therefore, will have no effect on the outcome of the vote of any of the proposals.

If a quorum is not present at the Meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the Meeting until a later date and to vote proxies received at such adjourned meeting(s).

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or retirement. Our bylaws provide that the number of directors comprising the whole Board shall from time to time be fixed and determined by resolution adopted by our Board of Directors. Our Board has established the size of the Board at fifteen directors, with three Board seats currently vacant. Our Board is recommending that our twelve current directors be reelected.

Each nominee consented to be named as a nominee in this proxy statement, and we expect that each nominee will be able to serve if elected. If any nominee becomes unavailable or unwilling to accept his nomination for election for any reason, a substitute nominee may be proposed by our Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board otherwise reduces the number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Pursuant to the terms of the Company Stock Purchase Agreement (the “Tracinda Agreement”), dated December 29, 2007, between Delta and Tracinda Corporation (“Tracinda”), Tracinda is entitled, at all times that it beneficially owns not less than ten percent of our outstanding Common Stock, to designate a number of nominees for election to serve on our Board of Directors and each of its committees that is equal to Tracinda’s pro rata share of stock ownership in our Company multiplied by the number of directors on our Board or committee, as the case may be, with any fractional number being rounded to the nearest whole number. However, during the twelve months following the closing of the transaction with Tracinda, Tracinda’s nominees may not constitute greater than the initial number of directors to which Tracinda is entitled to designate as a result of the purchase of the shares under the Tracinda Agreement. Tracinda is currently entitled to designate five nominees, but has chosen to nominate only two designees at this time. The persons designated by Tracinda for nomination for election to the Board are James J. Murren and Daniel J. Taylor.

Nominees

The following individuals are nominees to serve on our Board of Directors:

Name	Age	Positions	Period of Service as a Director
Roger A. Parker	46	Chairman of the Board and Chief Executive Officer	May 1987 to Present
John R. Wallace	48	President, Chief Operating Officer and a Director	June 2007 to Present
Hank Brown	68	Director	June 2007 to Present
Kevin R. Collins	51	Director	March 2005 to Present
Jerrie F. Eckelberger	63	Director	September 1996 to Present
Aleron H. Larson, Jr.	62	Director	May 1987 to Present
Russell S. Lewis	53	Director	June 2002 to Present
James J. Murren	46	Director	February 2008 to Present
Jordan R. Smith	72	Director	October 2004 to Present
Neal A. Stanley	60	Director	October 2004 to Present
Daniel J. Taylor	51	Director	February 2008 to Present
James B. Wallace	79	Director	November 2001 to Present

The following is biographical information as to the business experience of each of our current executive officers and directors.

Roger A. Parker has been a Director since May 1987 and Chief Executive Officer since April 2002. He served as our President from May 1987 until February 2006 when he resigned to accommodate the appointment of John R. Wallace to that position. He was named Chairman of the Board on July 1, 2005. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS Drilling Company (“DHS”) and since May 3, 2006 has served in those same capacities with DHS Holding Company. Mr. Parker also serves as President, Chief Executive Officer and Director of Amber Resources. He received a Bachelor of Science in Mineral Land Management from the University of Colorado in 1983. He is a board member of the Independent Petroleum Association of the Mountain States (IPAMS). He also serves on other boards, including Community Banks of Colorado.

John R. Wallace, President and Chief Operating Officer, joined Delta in October 2003 as Executive Vice President of Operations and was appointed President in February 2006 and a Director in June 2007. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS and since May 3, 2006 has served in those same capacities with DHS Holding Company. Mr. Wallace was Vice President of Exploration and Acquisitions for United States Exploration, Inc. (“UXP”), a Denver-based publicly-held oil and gas exploration company, from May 1998 to October 2003. Prior to UXP, Mr. Wallace served as president of various privately held oil and gas companies engaged in producing property acquisitions and exploration ventures. He received a Bachelor of Science in Geology from Montana State University in 1981. He is a member of the American Association of Petroleum Geologists and the Independent Petroleum Association of the Mountain States. Mr. Wallace is the son of James B. Wallace, a Director of the Company.

Kevin K. Nanke, Treasurer and Chief Financial Officer, joined Delta in April 1995 as our Controller and has served as the Treasurer and Chief Financial Officer of Delta and Amber Resources since 1999. Since April 1, 2005 he has also served as Chief Financial Officer, Treasurer and Director of DHS and since May 3, 2006 has served in those same capacities with DHS Holding Company. Since 1989, he has been involved in public and private accounting with the oil and gas industry. Mr. Nanke received a Bachelor of Arts in Accounting from the University of Northern Iowa in 1989. Prior to working with us, he was employed by KPMG LLP. He is a member of the Colorado Society of CPA’s and the Council of Petroleum Accounting Society.

Stanley F. (“Ted”) Freedman has served as Executive Vice President, General Counsel and Secretary since January 1, 2006 and has also served in those same capacities for DHS since that same date. Since May 3, 2006 he has served as Executive Vice President, General Counsel and Secretary of DHS Holding Company. He also serves as Executive Vice President and Secretary of Amber Resources. He graduated from the University of Wyoming with a

Bachelor of Arts degree in 1970 and a Juris Doctor degree in 1975. From 1975 to 1978, Mr. Freedman was a staff attorney with the United States Securities and Exchange Commission. From 1978 to December 31, 2005, he was engaged in the private practice of law, and was a shareholder and director of the law firm of Krys Boyle, P.C. in Denver, Colorado.

Hank Brown currently serves as President Emeritus of the University of Colorado and holder of the Quigg and Virginia S. Newton Endowed Chair in Leadership. From June 2005 to March 2008 he served as the President of the University of Colorado. Prior to joining CU in June 2005 he was President and CEO of the Daniels Fund and served as the President of the University of Northern Colorado from 1998 to 2002. He served Colorado in the United States Senate (elected in 1990) and served five consecutive terms in the U.S. House representing Colorado’s 4th Congressional District (1980-1988). He also served in the Colorado Senate from 1972 to 1976. Mr. Brown was a Vice President of Monfort of Colorado from 1969 to 1980. He is both an attorney and a C.P.A. He earned a Bachelor’s degree in Accounting from the University of Colorado in 1961 and received his Juris Doctorate degree from the University of Colorado Law School in 1969. While in Washington, D.C., Mr. Brown earned a Master of Law degree in 1986 from George Washington University. Mr. Brown also currently serves as a director of Sensient Technologies Corporation and Sealed Air Corporation, both of which are publicly held.

Kevin R. Collins currently serves as President, Chief Executive Officer and a Director of Evergreen Energy Inc., which is listed on the New York Stock Exchange Arca. Prior to his current position, Mr. Collins served as Evergreen’s Executive Vice President and Chief Operating Officer from September 2005 to April 2007, and acting Chief Financial Officer from November 2005 until March 31, 2006. Mr. Collins also serves as a director of Quest Midstream Partners, L.P. From 1995 until 2004, Mr. Collins was an executive officer of Evergreen Resources, Inc. (NYSE), serving as Executive Vice President and Chief Financial Officer until Evergreen Resources merged with Pioneer Natural Resources Co. in September 2004. Mr. Collins became a Certified Public Accountant in 1983 and has over 13 years’ public accounting experience. He has served as Vice President and a board member of the Colorado Oil and Gas Association, President of the Denver Chapter of the Institute of Management Accountants, and board member and Chairman of the Finance Committee of the Independent Petroleum Association of Mountain States. Mr. Collins received his Bachelor of Science degree in Business Administration and Accounting from the University of Arizona.

Jerrie F. Eckelberger is an investor, real estate developer and attorney who has practiced law in the State of Colorado since 1971. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the Eighteenth Judicial District Attorney’s Office in Colorado. From 1975 to the present, Mr. Eckelberger has been engaged in the private practice of law in the Denver area. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. Since March 1996, Mr. Eckelberger has engaged in the investment and development of Colorado real estate through several private companies in which he is a principal.

Aleron H. Larson, Jr. has operated as an independent in the oil and gas industry individually and through public and private ventures since 1978. Mr. Larson served as Chairman of the Board, Secretary and Director of Delta, as well as Amber Resources, until his retirement on July 1, 2005, at which time he resigned as Chairman of the Board and as an executive officer of the Company. He ceased to be an officer or director of Amber Resources on January 3, 2006. Mr. Larson practiced law in Breckenridge, Colorado from 1971 until 1974. During this time he was a member of a law firm, Larson & Batchellor, engaged primarily in real estate law, land use litigation, land planning and municipal law. In 1974, he formed Larson & Larson, P.C., and was engaged primarily in areas of law relating to securities, real estate, and oil and gas until 1978. Mr. Larson received a Bachelor of Arts degree in Business Administration from the University of Texas at El Paso in 1967 and a Juris Doctor degree from the University of Colorado in 1970.

Russell S. Lewis has served as Senior Vice President of Strategic Development at Verisign (NASDAQ: VRSN) since July 2007, where he is responsible for rationalizing the company’s lines of business. He also serves as President and CEO of Lewis Capital, LLC, which makes private investments in, and provides general business and M&A consulting services to, growth-oriented firms. He has been a member of the Board of Delta since June 2002. From February 2002 until January 2005 Mr. Lewis served as Executive Vice President and General Manager of

VeriSign Name and Directory Services (VRSN) Group, which managed a significant portion of the Internet’s critical .com and .net addressing infrastructure. For the preceding 15 years Mr. Lewis managed TransCore, a wireless transportation systems integration company that was and still is the market leader in electronic toll collection systems. Prior to that, Mr. Lewis managed an oil and gas exploration subsidiary of UGI, a publicly traded gas utility and was Vice President of EF Hutton in its Municipal Finance group. Mr. Lewis also serves on the Boards of Braintech, a publicly traded company that is a leader in vision guided robotics, and NameMedia, a private backed firm that holds a significant portfolio of internet domain names. Mr. Lewis has a BA degree in Economics from Haverford College and an MBA from the Harvard School of Business.

James J. Murren is the President and Chief Operating Officer of MGM Mirage. He is also a member of the Board of Directors and the Executive Committee. Mr. Murren has also served as the Chief Financial Officer of MGM Mirage from January 1998 to August 2007 and Treasurer of MGM Mirage from November 2001 to August 2007. Prior to MGM Mirage, Mr. Murren spent 14 years on Wall Street as a top-ranked equity analyst and was appointed to Director of Research and Managing Director of Deutsche Bank. Mr. Murren received a Bachelor of Arts degree in Art History and Urban Studies from Trinity College in 1983.

Jordan R. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Drilling USA LP that is located in Houston, Texas, where he is responsible for drilling and development projects in a number of producing basins in the United States. He has served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association. Mr. Smith received Bachelors and Masters degrees in geology from the University of Wyoming in 1956 and 1957, respectively.

Neal A. Stanley founded Teton Oil & Gas Corporation in Denver, Colorado and has served as President and sole shareholder since 1991. From 1996 to June 2003, he was Senior Vice President — Western Region for Forest Oil Corporation, Denver, Colorado. Since December 2005, Mr. Stanley has served as a member of the Board of Directors and Compensation Committee for Calgary based Pure Energy Services Ltd., which is listed on the Toronto Stock Exchange under the symbol PSV. Mr. Stanley has approximately thirty years of experience in the oil and gas business. Since 1995, he has been a member of the Executive Committee of the Independent Petroleum Association of Mountain States, and served as its President from 1999 to 2001. Mr. Stanley received a B.S. degree in Mechanical Engineering from the University of Oklahoma in 1975.

Daniel J. Taylor is an executive employed by Tracinda Corporation and currently serves as a Director of MGM Mirage. Mr. Taylor previously was the President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

James B. Wallace has been involved in the oil and gas business for over 40 years and has been a partner of Brownlie, Wallace, Armstrong and Bander Exploration in Denver, Colorado since 1992. From 1980 to 1992 he was Chairman of the Board and Chief Executive Officer of BWAB Incorporated. Mr. Wallace formerly served as a member of the Board of Directors of Ellora Energy, Inc., a public oil and gas exploration company listed on the NASDAQ. He received a B.S. degree in Business Administration from the University of Southern California in 1951. James B. Wallace is the father of John R. Wallace, the President, Chief Operating Officer and a Director of Delta.

Required Vote

The twelve persons receiving the highest number of “FOR” votes from stockholders in the election of directors at the Annual Meeting will be elected.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the re-election of each of the nominees for director to serve on our Board of Directors.

CORPORATE GOVERNANCE

Board Membership and Director Independence

Our Board of Directors has determined that each of Kevin R. Collins, Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith, Neal A. Stanley, Hank Brown, James J. Murren and Daniel J. Taylor qualifies as an independent director under rules promulgated by the SEC and The NASDAQ Stock Market listing standards. During the fiscal year ended December 31, 2007, our Board of Directors met on seventeen occasions, either in person or by telephone conference call, and acted by written consent on four occasions. Each of our current directors attended at least 75% of the aggregate total of meetings of the Board of Directors and committees on which he served during their respective service terms.

Directors standing for election are expected to attend the Annual Meeting of Stockholders. Seven of the nine directors standing for election at the Annual Meeting of Stockholders held on May 30, 2007 attended the meeting.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and governance committee. The full text of all of the charters of the Board committees is available on the Company’s website at www.deltapetro.com. The Board has determined that each of the directors who serve on these committees is “independent” under The NASDAQ Stock Market listing standards. The directors who serve on each of these committees are as follows:

Nominating and
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Kevin R. Collins	Chairman	Member	Member
Jerrie F. Eckelberger	Member	Chairman	Member
Russell S. Lewis	Member	Member	Member
Jordan R. Smith	Member	Member	Chairman
Neal A. Stanley	Member	Member	Member
James J. Murren	—	Member	Member
Daniel J. Taylor	Member	—	Member

Audit Committee.  We have a standing audit committee established in accordance with applicable SEC and NASDAQ Stock Market rules. The audit committee oversees and monitors our independent audit process and assists the Board of Directors in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. A discussion of the role of the audit committee is provided under “Audit Committee Report.”

The Board has determined that each of Messrs. Lewis and Collins is an “audit committee financial expert” as defined by rules adopted by the SEC.

The audit committee met five times in fiscal year 2007.

Compensation Committee.  The compensation committee reviews the performance of our executives, sets compensation and compensation-related policies and makes recommendations to the Board of Directors in the area of executive compensation and policies on equity incentives. The specific nature of the compensation committee’s roles and responsibilities as they relate to executive officers is set forth under “Compensation Discussion and Analysis.”

The compensation committee met three times in fiscal year 2007.

Nominating and Governance Committee.  The nominating and governance committee makes recommendations to the Board of Directors regarding the persons who shall be nominated for election as directors. The committee has not established any minimum qualifications for persons to be considered for nomination but will be guided by the following criteria: that the individual (i) be of the highest character and integrity, (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with proper performance of the responsibilities of a director, (iii) possess substantial and significant experience that would be of particular importance to Delta in the performance of the duties of a director, (iv) have sufficient time available to devote to the affairs of Delta, and (v) have a desire to represent the balanced best interests of the stockholders as a whole.

The nominating and governance committee met one time in fiscal year 2007.

Stockholder Nominations of Directors

Stockholders who wish to recommend a director candidate to serve on the Board of Directors to the nominating and governance committee should submit a letter addressed to the chairperson of the nominating and governance committee no later than 120 days prior to the date of the next Annual Meeting of Stockholders. The notice shall contain the following information:

•	The name of the nominating stockholder(s) and the address, phone number and e-mail address at which the nominating stockholder(s) can be contacted.

•	Evidence of the number of shares of Delta’s Common Stock held by the nominating stockholder(s), a statement of how long the nominating stockholder(s) has held those shares, and a statement that the nominating stockholder(s) will continue to hold those shares at least through our next annual meeting of stockholders.

•	The candidate’s full name, together with the address, phone number and e-mail address at which the candidate can be contacted.

•	A statement of the candidate’s qualifications and experiences and any other qualities that the nominating stockholder(s) believes that the candidate would bring to the Board.

•	A description of any relationship and all arrangements or understandings, if any, between the nominating stockholder(s) and the candidate and any other person or persons with respect to the candidate’s proposed service on the Board.

•	Information that would bear on the independence of the recommended candidate (such as affiliated transactions or relationships).

•	Any proceedings adverse to Delta, including legal proceedings, to which the recommended candidate or an associate is a party.

•	Information regarding whether the nominating stockholder(s) or recommended candidate has plans to submit proposals for Delta or seeks to address any personal interest involving Delta.

•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors on which the candidate currently serves or on which he or she served in the last ten (10) years, and undergraduate and post-graduate educational information.

•	A written statement, signed by the candidate, agreeing that if he or she is selected by the committee and the Board, he or she will (i) be a nominee for election to the Board, (ii) provide all information necessary for us to include in our proxy statement under applicable SEC or NASDAQ rules, and (iii) serve as a director if he or she is elected by stockholders.

•	Any additional information that the nominating stockholder(s) believes is relevant to the committee’s consideration of the candidate.

A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Delta. The nominating and governance committee will evaluate the independence of directors and potential directors, as well as their business experience, understanding of and experience in the energy industry, personal skills, or specialized skills or experience, relative to those of the then-current directors. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for Board membership. The committee will also consider issues involving possible conflicts of interest of directors or potential directors, the results of interviews of selected candidates by members of the committee and the Board, and the totality of the circumstances.

Code of Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics in November 2003 (amended in October 2004 and January 2007), which applies to all of our executive officers, directors and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.deltapetro.com or by writing to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer of Delta or any of its subsidiaries, and no Delta employee served on the Compensation Committee during the last fiscal year.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interests of its stockholders, the Board has delegated the review and approval of related party transactions to the audit committee in accordance with the Company’s written Audit Committee Charter. After its review, the audit committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

Transactions with Related Persons

At December 31, 2007, the Company had incurred expenses of $272,220 that were invoiced to Mr. Parker as personal expenses. Mr. Parker has since reimbursed the Company for all invoiced amounts.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or committees of the Board should send correspondence to the Secretary, Delta Petroleum Corporation, 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202. All communications so received from stockholders of the Company will be forwarded to the members of the Board of Directors or to a specific director or committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific director or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. All stockholders are also encouraged to communicate directly with both officers and directors regarding issues affecting the Company at the Annual Meeting of Stockholders.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file initial reports of ownership of Delta securities and reports of changes in ownership of Delta securities with the Securities and Exchange Commission (“SEC”).

To our knowledge, during the fiscal year ended December 31, 2007, our officers and directors complied with all applicable Section 16(a) filing requirements, except as stated below:

•	Hank Brown, a director, filed a Form 3 late and a Form 4 that reported one transaction late.

•	Kevin K. Nanke, our Treasurer and Chief Financial Officer, filed a Form 4 late.

•	John R. Wallace, a director and our President and Chief Operating Officer, filed a Form 4 late.

•	James P. Van Blarcom, a former director, failed to file Forms 4 related to two transactions. We believe that his failure to file the Forms 4 was due to his health.

These statements are based solely on a review of the copies of such reports furnished to us by our officers and directors and their written representations that such reports accurately reflect all reportable transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding Common Stock as of April 8, 2008.

	Amount and Nature	Percent of
Name and Address	of Beneficial Ownership	of Class(1)

Tracinda Corporation(2)	36,128,000	35.32%
150 South Rodeo Drive, Suite 250 Beverly Hills, CA 90212
Capital Group International, Inc.(3)	8,618,620	8.43%
11100 Santa Monica Blvd. Los Angeles, CA 90025
BlackRock, Inc.(4)	8,161,039	7.98%
40 East 52nd Street New York, NY 10022
Steinberg Asset Management, LLC(5)	7,446,232	7.28%
12 East 49th Street, Suite 1202 New York, NY 10017
Vega Petroleum Limited(6)	6,634,454	6.49%
12 York Gate London, NW1 4QS United Kingdom

(1)	We have authorized 300,000,000 shares of $.01 par value Common Stock, of which 102,277,782 shares were issued and outstanding as of April 8, 2008. We also have authorized 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(2)	This disclosure is based on a Schedule 13D filed with the SEC on February 26, 2008. The Schedule 13D was filed on behalf of Tracinda Corporation and Kirk Kerkorian, both of which reported having sole voting and dispositive power over 36,128,000 shares. Tracinda Corporation is wholly owned by Kirk Kerkorian.

(3)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2008. The Schedule 13G/A was filed on behalf of Capital Group International, Inc. and Capital Guardian Trust Company. The Schedule 13G/A discloses that Capital Group International, Inc. has sole voting power over 7,369,640 shares and sole dispositive power over 8,618,620 shares; however, it disclaims beneficial ownership of such shares. At the time of filing, Capital Guardian Trust Company reported being a registered investment advisor that has sole voting power over 7,147,840 shares and sole dispositive power over 8,370,020 shares; however, it also disclaims beneficial ownership of such shares.

(4)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 8, 2008. At the time of filing, the reporting person reported having shared voting and dispositive power over 8,161,039 shares.

(5)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 11, 2008. The Schedule 13G/A was filed on behalf of Steinberg Asset Management, LLC and Michael A. Steinberg. At the time of filing, Steinberg Asset Management LLC reported being a registered investment advisor that has sole voting and dispositive power over 7,302,382 shares. Michael A. Steinberg reported having sole voting and dispositive power over 143,850 shares. The Schedule 13G/A reported that the reporting persons beneficially owned 7,446,232 shares.

(6)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 13, 2008. At the time of filing, the reporting person reported having sole voting and dispositive power over 6,634,454 shares; however it disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therefrom and 200,000 shares, which it holds for itself not as nominee.

Security Ownership of Management

The following table contains information about the beneficial ownership (unless otherwise indicated) of our Common Stock as of April 8, 2008 by:

•	each of our current directors;

•	each executive officer; and

•	all current directors and current executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(2)

Roger A. Parker	1,769,228	(3)	1.73%
Kevin K. Nanke	650,491	(4)	*
John R. Wallace	537,987	(5)	*
Aleron H. Larson, Jr.	586,500	(6)	*
Stanley F. Freedman	168,090	(7)	*
Russell S. Lewis	146,159	(8)	*
James B. Wallace	106,500	(9)	*
Jerrie F. Eckelberger	55,000	(10)	*
Neal A. Stanley	37,000	(11)	*
Jordan R. Smith	34,000	(12)	*
Kevin R. Collins	18,000	(13)	*
Hank Brown	13,000	(14)	*
James J. Murren	6,000	(15)	*
Daniel J. Taylor	6,000	(16)	*
All executive officers and current directors as a Group (14 persons)	4,133,955	(17)	3.98%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our Common Stock.

(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days of April 8, 2008, we treat the Common Stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. However, we do not consider that Common Stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	We have 300,000,000 shares of $.01 par value Common Stock, of which 102,277,782 shares were issued and outstanding as of April 8, 2008. We also have an authorized capital of 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(3)	Includes 1,267,217 shares of Common Stock owned directly, 52,011 unvested restricted shares and 300,000 unearned performance shares owned by Mr. Parker. Also includes options to purchase 150,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008.

(4)	Consists of 161,133 shares of Common Stock owned directly, 20,608 unvested restricted shares and 120,000 unearned performance shares owned by Mr. Nanke. Also includes options to purchase 348,750 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008.

(5)	Includes 12,431 shares of Common Stock owned directly, 20,856 unvested restricted shares and 210,000 unearned performance shares owned by Mr. John Wallace. Also includes options to purchase 287,500 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008. In addition, Mr. Wallace owns an economic interest in 7,200 shares of Common Stock relating to his ownership interest in a family trust.

(6)	Consists of 12,000 shares of Common Stock owned by Mr. Larson directly. Also includes options to purchase 570,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008. Also includes 4,500 shares held by his daughter.

(7)	Includes 6,255 shares of Common Stock owned directly, 41,835 unvested restricted shares and 120,000 unearned performance shares owned by Mr. Freedman.

(8)	Includes 92,159 shares of Common Stock owned directly by Mr. Russell S. Lewis and options to purchase 54,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008.

(9)	Includes 50,000 shares of Common Stock owned directly by Mr. James B. Wallace and options to purchase 56,500 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008.

(10)	Includes 20,000 shares of Common Stock owned directly by Mr. Jerrie F. Eckelberger and options to purchase 34,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008. Also includes 1,000 shares held by his children.

(11)	Includes 23,000 shares of Common Stock owned directly by Mr. Stanley and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008.

(12)	Includes 20,000 shares of Common Stock owned directly by Mr. Smith and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 8, 2008.

(13)	Includes 18,000 shares of Common Stock owned directly by Mr. Collins.

(14)	Includes 13,000 shares of Common Stock owned directly by Mr. Brown.

(15)	Includes 6,000 shares of Common Stock owned directly by Mr. Murren.

(16)	Includes 6,000 shares of Common Stock owned directly by Mr. Taylor.

(17)	Includes all warrants, options and shares referenced in footnotes (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15) and (16) above as if all warrants and options had been exercised and as if all resulting shares were voted as a group.

PLAN INFORMATION

We maintain the following equity-based compensation plans: 1993 Incentive Plan, as amended, 2001 Incentive Plan, 2002 Incentive Plan, 2004 Incentive Plan, as amended, 2006 New-Hire Equity Incentive Plan and 2007 Performance and Equity Incentive Plan. Our stockholders have approved each of these plans.

The following table sets forth for our equity compensation plans in the aggregate, the number of shares of our Common Stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 31, 2007:

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-Average	for Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants	Securities Reflected
	Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,157,266	$9.04	1,190,380
Equity compensation plans not approved by security holders	—	—	68,518

Total	2,157,266		1,258,898

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the Summary Compensation Table below. As more fully described below, the compensation committee of the Board of Directors reviews and recommends to the full Board of Directors the total direct compensation programs for our named executive officers. Our chief executive officer, Roger A. Parker, reviews the base salary, annual bonus and long-term compensation levels for the other named executive officers.

Compensation Philosophy and Objectives

Delta’s compensation philosophy is to encourage growth in our oil and natural gas reserves and production, encourage growth in cash flow and profitability, and enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain highly qualified executive officers. To achieve these goals, the compensation committee believes that the compensation of executive officers should reflect our high growth and entrepreneurial environment while ensuring fairness among the executive management team by recognizing the contributions each individual executive makes to our success.

The compensation committee believes compensation should include the following components:

•	a base salary at a level equal to the approximate 75th percentile of a peer group of other oil and natural gas exploration and production enterprises similar to Delta;

•	annual incentive compensation to reward achievement of Company objectives, individual responsibility and productivity, high quality work, reserve growth, performance and profitability; and

•	long-term incentive compensation in the form of stock-based awards.

The compensation committee periodically reviews data about the compensation of executives in the oil and gas industry. Based on this review, we believe that the elements of our executive compensation program are comparable to those offered by our industry competitors.

Outside Advisor

The compensation committee has retained Effective Compensation Incorporated, or ECI, as an outside advisor to review our executive compensation program and broad-based equity compensation practices and assist in ongoing development of our executive compensation philosophy. The compensation committee developed a competitive peer group of oil and gas exploration and production companies of generally similar revenue and market capitalization to which to compare compensation programs, and ECI performed analyses of compensation levels for the peer group companies. Our current peer group companies are as follows:

Berry Petroleum Company
Bill Barrett Corporation
Brigham Exploration Company
Cabot Oil and Gas Corp.
Cimarex Energy Co.
Denbury Resources Inc.
Range Resources Corporation
St. Mary Land & Exploration Company
Whiting Petroleum

Elements of Delta’s Compensation Program

The compensation program for Delta’s executive officers is composed of three principal components: base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards.

Base Salary.  Base salaries (paid in cash) for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer companies for similar positions. We review our executives’ base salaries in comparison to salaries for executives in similar positions and with similar responsibilities at comparable companies. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and other criteria.

The compensation committee reviews with the chief executive officer its recommendations for base salaries for the named executive officers, except for the chief executive officer, in the first quarter of each year. New base salary amounts are based on an evaluation of individual performance and expected future contributions and a review of survey data provided by ECI to ensure competitive compensation against the external market, defined as the peer companies. The Company targets base salaries for executive officers, including the chief executive officer, at the 75th percentile for peer oil and gas companies.

ECI provided a comprehensive review of our compensation structure in place for 2007. Our executive officer compensation for 2007 was compared to data from the annual proxies and subsequent disclosures of the peer companies, as well as compensation surveys prepared by ECI. Base salaries for our named executive officers were generally compared to comparable positions or comparable pay rank. As with prior years, for 2007, our named executive officers’ salaries were determined to be approximately at the 75th percentile in the aggregate. Accordingly, base salary increases for our named executive officers have been relatively small for the past several years.

Annual Incentive Compensation.  The compensation committee recommends to the Board, and the Board subsequently approves, the bonus for each named executive officer. In 2005, the compensation committee adopted the Capital Management System (“CMS”), a performance-based annual incentive plan. All Delta employees, including the named executive officers, are eligible to participate in the CMS. Under the CMS, the compensation committee establishes one or more goals and minimum performance thresholds at the beginning of the year for the annual incentive plan. If the specific goals in the CMS are achieved, there is a substantial benefit to our stockholders and to our employees, including the named executive officers. If the goals are not met or only minimally achieved, there may be no or minimal awards under the CMS.

The goals of the CMS are to (1) maximize the net present value (NPV 10%) of the proved reserve base of Delta’s oil and gas properties (“Goal 1”), and (2) add new proved producing reserves and value through the drilling of non-proved properties and the acquisition of proved reserves (“Goal 2”). In addition to Goals 1 and 2, additional bonuses may be paid to participants at the discretion of the compensation committee. Factors considered by the compensation committee include our EBITDAX, cost controls, levels of production, guidance, cash flows and the discharge of an individual participant’s responsibilities.

For Goals 1 and 2, the compensation committee annually sets a target award and the related performance criteria, which may be expressed as a percentage of a participant’s base salary. For 2007, named executive officers were eligible to receive up to 70% of their annual base salary for each of these two performance goals, resulting in a maximum potential bonus of 140% of each executive officer’s annual base salary.

For 2007, neither goal was met. The Committee recommended and the Board of Directors approved a discretionary bonus based on significant increases in production and proved reserves, meeting guidance, improving cost controls, and the successful negotiation and consummation of the Tracinda transaction. Per the terms of the plan, the Board has the discretion to pay bonuses in cash or in a combination of cash and stock. In 2007, participants had the option to receive 75% of their bonuses in the form of cash and 25%, or more upon request and Board approval, in the form of restricted stock, with an additional 12.5% also paid in restricted stock. Mr. Parker requested to take 100% of his bonus in stock, which was approved by the Board. The restricted stock granted for 2007 vests in full on January 1, 2009. The annual bonus award approved for each named executive officer was as follows:

	2007 Annual	Discretionary	Total 2007
Named Executive Officer	Base Salary	Bonus	Bonus(1)

Roger A. Parker	$520,000	$221,900	$221,900
John R. Wallace	310,000	132,290	132,290
Kevin K. Nanke	275,000	117,280	117,280
Stanley F. Freedman	260,000	110,950	110,950

(1)	Mr. Parker elected to take his bonus in 14,676 shares of registered restricted stock that will vest on January 1, 2009. Messrs. Wallace, Nanke and Freedman received cash in the amount of $99,218, $87,960 and $83,213, respectively, and 2,188, 1,940, and 1,835 shares of restricted stock, respectively, that will vest on January 1, 2009.

Long Term Incentive Compensation.  We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. In January 2007, our stockholders approved the 2007 Performance and Equity Incentive Plan (the “2007 Plan”). In February 2007, the named executive officers received performance share grants providing that the shares of restricted Common Stock awarded vest if the market price of Delta stock reaches and maintains certain price levels during the 10-year period following the date of grant (the “Term”). The price thresholds chosen were $40, $50, $60, $75 and $90, and the number of shares subject to such thresholds are as follows:

	Number of Shares of Common Stock and
	Associated Stock Price Vesting Thresholds
Named Executive Officer	$40	$50	$60	$75	$90

Roger A. Parker, CEO	100,000	100,000	100,000	150,000	150,000
John R. Wallace, President & COO	70,000	70,000	70,000	105,000	105,000
Kevin K. Nanke, Treasurer & CFO	40,000	40,000	40,000	60,000	60,000
Stanley F. Freedman, Executive Vice President, General Counsel and Secretary	40,000	40,000	40,000	60,000	60,000

If the market price for Delta’s Common Stock reaches and remains at these price thresholds for a certain period, then the associated restricted Common Stock award vests. With such stock price increase, both the stockholders and the executive officers benefit. The five tranches of restricted Common Stock vest, if at all, on the following terms:

•	The first tranche of restricted Common Stock vests in full as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

•	The second tranche of restricted Common Stock vests in full as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $50.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $50.00, and provided further that the second tranche shall not vest earlier than one year following the date the first tranche vests.

•	The third tranche of restricted Common Stock vests in full as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $60.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $60.00, and provided further that the third tranche shall not vest earlier than one year following the date the second tranche vests.

•	The fourth tranche of restricted Common Stock was forfeited on March 31, 2008 because the vesting criteria were not met prior to such date. However, at 2007 fiscal year end, the shares subject to the fourth tranche were outstanding subject to vesting as of the date that the average daily closing price of our Common Stock on NASDAQ equaled or exceeded $75.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period would have equaled or exceeded $75.00, and provided further that the fourth tranche would not have vested earlier than one year following the date the third tranche vests.

•	The fifth tranche of restricted Common Stock was also forfeited on March 31, 2008 because the vesting criteria were not met prior to such date. However, at 2007 fiscal year end, the shares subject to the fifth tranche were outstanding subject to vesting as of the date that the average daily closing price of our Common Stock on NASDAQ equaled or exceeded $90.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period would have equaled or exceeded $90.00, and provided further that the fifth tranche would not have vested earlier than one year following the date the fourth tranche vests.

Since the first tranche of Common Stock did not vest by March 31, 2008, the fourth and fifth tranches of Common Stock automatically terminated on March 31, 2008. If the first tranche of Common Stock does not vest by March 31, 2009, the second and third tranches will automatically terminate on March 31, 2009.

Upon a Change in Control (as defined in the 2007 Plan), the restricted Common Stock subject of the performance share awards shall vest to the extent that the Fair Market Value (as defined in the 2007 Plan) of a share of Common Stock equals or exceeds the relevant stock price vesting threshold contemplated above and, to the extent that such Fair Market Value of a share of Common Stock is greater than one stock price vesting threshold but less than the next stock price vesting threshold, the number of shares of Common Stock in the next vesting segment will vest according to the following formula: (i) total shares of Common Stock in such segment, multiplied by (ii) the acquisition price per share of Common Stock less the prior stock price vesting threshold, divided by (iii) the difference between the two applicable stock price vesting thresholds.

Restricted Common Stock issued pursuant to the performance share awards will vest only if the executive officer is employed by us at the time the applicable vesting criteria are satisfied, and all unvested restricted Common Stock subject to performance share awards will lapse and be forfeited to the extent not vested prior to a termination of the executive officer’s employment with us. The performance share award must vest, if at all, within ten (10) years following the grant date. The compensation committee recommended the termination provisions incorporated in the awards after discussions with its outside consultants in order to decrease the amount of expense that would have to be recorded in Delta’s financial statements.

Change in Control and Severance.  We have employment agreements with each of our executive officers pursuant to which the officer will receive benefits if his employment is terminated (other than for misconduct) due to death, disability, and certain employment terminations following a change in control. The details and amount of such benefits are described in “Executive Officer Compensation — Potential Payments Upon Termination or Change in Control.”

Other Benefits.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, established in 2006. Each employee may make before tax contributions in accordance with the Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. Delta’s matching contribution is an amount equal to 100% of the employee’s elective deferral contribution below 3% of the employee’s compensation and 50% of the employee’s elective deferral that exceeds 3% of the employee’s compensation but does not exceed 5% of the employee’s compensation.

All fulltime employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Accounting and Tax Considerations

Our restricted stock award policies have been impacted by the implementation of Statement of Financial Accounting Standards No. 123(R), which we adopted in the first quarter of 2006.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit included in income. Delta has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Jerrie F. Eckelberger (Chairman)
Russell S. Lewis
Kevin R. Collins
Jordan R. Smith
Neal A. Stanley
James J. Murren

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, and each of our two other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2007 (collectively, the “named executive officers”), for fiscal years 2006 and 2007:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Roger A. Parker,	2007	$520,000	$3,300,213	$273,481	$—	$65,022	$4,158,716
Chief Executive Officer	2006	493,000	394,734	546,962	232,200	50,993	1,717,889
John R. Wallace,	2007	310,000	2,211,374	228,740	99,218	63,000	2,912,332
President and Chief	2006	275,000	197,370	457,481	129,525	63,327	1,122,703
Operating Officer
Kevin K. Nanke,	2007	275,000	1,373,293	136,740	87,960	69,691	1,942,684
Treasurer and Chief	2006	247,000	197,370	273,481	116,325	68,796	902,972
Financial Officer
Stanley F. Freedman,	2007	260,000	1,451,823	—	83,213	64,378	1,859,414
Executive Vice	2006	247,000	210,392	—	116,325	27,060	660,777
President, General Counsel and Secretary

(1)	These amounts shown include dollar amounts recognized for financial statement reporting purposes in fiscal year 2007 for stock awards and option awards granted to named executive officers in prior years and in 2007 in accordance with Statement of Financial Accounting Standards No. 123(R).

(2)	The amounts reflect the cash bonus awards to the named executive officers under the CMS, which is discussed in further detail under the heading “Elements of Delta’s Compensation Program” under the caption “Annual Incentive Compensation.” Bonus awards under the CMS were accrued and earned in 2007 and paid in the first quarter of 2008.

(3)	Amounts in the “All Other Compensation” column consist of the following payments we paid to or on behalf of the named executive officers:

		Company		Auto
		Contributions to	Auto	Maintenance	Health
		Retirement Plans	Allowance	and Insurance	Club	Total
Name	Year	($)	($)	($)	($)	($)

Roger A. Parker,	2007	$45,000	$18,000	$2,022	$—	$65,022
Chief Executive Officer	2006	29,000	18,000	3,993	—	50,993
John R. Wallace,	2007	45,000	18,000	—	—	63,000
President and Chief	2006	44,000	18,000	1,327	—	63,327
Operating Officer
Kevin K. Nanke,	2007	45,000	18,000	4,291	2,400	69,691
Treasurer and Chief	2006	44,000	18,000	4,396	2,400	68,796
Financial Officer
Stanley F. Freedman,	2007	45,000	18,000	1,378	—	64,378
Executive Vice	2006	8,922	18,000	138	—	27,060
President, General Counsel and Secretary

Grants of Plan-Based Awards

The following table provides additional information about restricted stock awards and equity and non-equity incentive plan awards granted to our named executive officers during fiscal 2007.

					All Other
					Stock	Grant Date
					Awards:	Fair
					Number of	Value of
	Grant Date	Estimated Future Payouts Under			Shares of	Stock and
	or	Non-Equity Incentive Plan Awards(1)			Stock or	Option
	Performance	Threshold	Target	Max	Units	Awards
Name	Period	($)	($)	($)	(#)(2)	($)

Roger A. Parker, Chief Executive Officer	01/01/07- 12/31/07	$390,000	$390,000	$780,000	—	$—
	03/20/07	—	—	—	6,297	127,262
John R. Wallace, President and Chief	01/01/07- 12/31/07	232,500	232,500	465,000	—	—
Operating Officer	03/20/07	—	—	—	3,513	70,998
Kevin K. Nanke, Treasurer and Chief	01/01/07- 12/31/07	206,250	206,250	412,500	—	—
Financial Officer	03/20/07	—	—	—	3,155	63,763
Stanley F. Freedman, Executive Vice	01/01/07- 12/31/07	195,000	195,000	390,000	—	—
President, General Counsel and Secretary	03/20/07	—	—	—	3,155	63,763

(1)	Non-Equity Incentive Plan Awards are determined if goals set forth in the CMS plan are met. Subsequent to year end, the 2007 CMS awards were paid 75% in cash and 25% in restricted stock, with an additional 50% of such restricted stock also paid (for a total of 75% cash and 37.5% stock). Such restricted stock vests in full on January 1, 2009 if the named executive officer is still employed on such date.

(2)	Amounts represent awards granted in 2007 under the CMS plan for services performed in 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
							Equity	Awards:
							Incentive	Market
							Plan	or Payout
						Market	Awards:	Value of
						Value of	Number	Unearned
						Shares or	of Unearned	Shares,
	Number of	Number of			Number of	Units of	Shares,	Units or
	Securities	Securities			Shares or	Stock	Units or Other	Other
	Underlying	Underlying			Units of	that	Rights	Rights
	Unexercised	Unexercised	Option		Stock that	have	that have	that
	Options	Options	Exercise	Option	have not	not	not	have
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Roger A. Parker, Chief Executive Officer	150,000	—	$15.34	12/21/14	45,966 (1)	$866,459	100,000 (2)	$4,000,000
John R. Wallace,	200,000	—	5.44	12/03/13	23,348 (3)	440,110	70,000 (4)	2,800,000
President and Chief	87,500	—	15.34	12/21/14
Operating Officer
Kevin K. Nanke,	68,750	—	3.75	07/14/10	22,990 (5)	433,362	40,000 (6)	1,600,000
Treasurer and Chief	55,000	—	3.29	01/09/11
Financial Officer	137,500	—	5.29	08/26/13
	87,500	—	15.34	12/21/14
Stanley F. Freedman, Executive Vice President, General Counsel and Secretary	—	—	—	—	43,155 (7)	813,472	40,000 (8)	1,600,000

(1)	The vesting dates for Mr. Parker’s unvested restricted stock awards at fiscal year-end are as follows: 2,334 shares vested on 3/31/08, 35,000 vest on 9/15/08, 6,297 vest on 1/1/09 and 2,334 vest on 3/31/09.

(2)	The first tranche of Mr. Parker’s equity incentive plan awards consisting of 100,000 shares vests as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(3)	The vesting dates for Mr. Wallace’s unvested restricted stock awards at fiscal year-end are as follows: 1,167 shares vested on 3/31/08, 17,500 vest on 9/15/08, 3,513 vest on 1/1/09 and 1,168 vest on 3/31/09.

(4)	The first tranche of Mr. Wallace’s equity incentive plan awards consisting of 70,000 shares vest as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(5)	The vesting dates for Mr. Nanke’s unvested restricted stock awards at fiscal year-end are as follows: 1,167 shares vested on 3/31/08, 17,500 vest on 9/15/08, 3,155 vest on 1/1/09 and 1,168 vest on 3/31/09.

(6)	The first tranche of Mr. Nanke’s equity incentive plan awards consisting of 40,000 shares vest as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(7)	The vesting dates for Mr. Freedman’s unvested restricted stock awards are as follows: 40,000 shares vest on 1/1/09 and 3,155 vest on 1/1/09.

(8)	The first tranche of Mr. Freedman’s equity incentive plan awards consisting of 40,000 shares vest as of the date that the average daily closing price of our Common Stock on NASDAQ is traded equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

2007 Option Exercises and Stock Vested

The following table provides information about the value realized by the named executive officers for option award exercises and stock award vesting during fiscal 2007.

			Stock Awards
	Option Awards		Number of Shares	Value
	Number of Shares	Value Realized	Acquired	Realized
	Acquired on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Roger A. Parker	28,000	$514,500	10,668	$181,236
John R. Wallace	—	—	5,333	90,603
Kevin K. Nanke	151,250	2,727,950	5,333	90,603
Stanley F. Freedman	—	—	—	—

Employment and Change in Control Agreements

On May 5, 2005, we entered into Employment Agreements with the following executive officers: Roger A. Parker, Kevin K. Nanke and John R. Wallace. The initial term of employment under each of the Employment Agreements was through December 31, 2006, and the term of each Employment Agreement would be automatically extended for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The base annual salary for Mr. Parker was $450,000, and the base annual salary for Messrs. Nanke and Wallace was $225,000. Each of these executive officers would also be entitled to bonuses based on a percentage of their base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee. All three Employment Agreements have since been automatically extended for two additional one-year terms and currently expire on December 31, 2008.

In the event the employment of any of these executive officers is terminated other than for cause (as defined in the Employment Agreements) or if any of them resigns for “good reason” (as defined in the Employment Agreement), then that executive officer will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three fiscal years preceding the fiscal year in which the termination occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that any of these Employment Agreements is not renewed and the executive officer is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated the executive officer will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreements also include non-solicitation and non-competition obligations on the part of the executive officers that survive for one year following the date of termination.

On January 11, 2006, we entered into an Employment Agreement with Stanley F. Freedman, who became Executive Vice President, General Counsel and Secretary of Delta on January 3, 2006. The initial term of employment under the Employment Agreement commenced effective January 1, 2006 and continued through December 31, 2006. The term of the Employment Agreement would be automatically extended for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The base annual salary for Mr. Freedman was $240,000. He was also entitled to receive 40,000 shares of restricted Common Stock that would vest three years after the date of grant, and he was entitled to receive bonuses based on a percentage of his base salary, as determined by the Compensation Committee of the Board of Directors, upon satisfaction of performance criteria established by the Compensation Committee. Mr. Freedman’s Employment Agreement has since been automatically extended for two additional one-year terms and currently expires on December 31, 2008.

In the event the employment of Mr. Freedman is terminated other than for cause (as defined in the Employment Agreement) or if he resigns for “good reason” (as defined in the Employment Agreement), then he will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the termination occurs, but not less than the greater of his (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that his Employment Agreement is not renewed and he is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated he will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreement also includes non-solicitation and non-competition obligations on the part of Mr. Freedman that survive for one year following the date of termination.

Change in Control Agreements

On April 30, 2007, we entered into new Change in Control Executive Severance Agreements (“CIC Agreements”) with Messrs. Parker, Nanke, Wallace and Freedman, which provide that, following a change in control of the Company as defined in the CIC Agreements and the termination of employment of the executive officer during the period beginning 6 months prior to and ending 24 months after the change in control, the executive officer would not receive a payment under the Employment Agreement. Instead, he would receive a payment equal to three times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the change in control occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the change in control occurs, in addition to the continuation of certain benefits including medical insurance and other benefits provided to the executive officer for a period of three years. The CIC Agreements also include non-solicitation and non-competition obligations on the part of the executive officer that survive for one year following the date of termination. The CIC Agreements also provide that if a payment under the CIC Agreements would be subject to excise tax payments, the executive officer will receive a gross-up payment equal to such excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all taxes, including any interest, penalties or income tax imposed on the gross-up payment.

The CIC Agreements define a change in control as the occurrence of any of the following: (1) any Person becomes a beneficial owner of 35% or more of Delta’s voting securities, except as the result of any acquisition of voting securities by Delta or any acquisition of voting securities of Delta directly from Delta (as authorized by the Board); (2) the persons who constitute the incumbent Board cease for any reason to constitute at least a majority of the Board unless such change was approved by at least two-thirds (2/3) of the incumbent Board; (3) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of Delta unless the persons who beneficially own the voting securities of Delta immediately before that transaction beneficially own, immediately after the transaction, at least 70% of the voting securities of Delta or any other corporation or other entity resulting from or surviving the transaction; or (4) Delta’s stockholders approve a complete liquidation or dissolution of Delta or a sale of substantially all of its assets.

Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits upon termination (i) for cause, and (ii) other than for cause or death, disability or retirement, within and not within the period beginning six months prior to and ending 24 months following a change in control (“Measurement Period”) of Delta under the respective CIC

Agreements of each named executive officer. The amounts payable assume termination of employment on December 31, 2007.

		Within the Measurement Period					Not Within the Measurement Period
		Acceleration					Acceleration
		of Options		Excise			of Options		Excise
	Severance	& Stock		Tax &		Severance	& Stock		Tax &
	& Bonus	Awards	Benefits	Gross-Ups	Total	& Bonus	Awards	Benefits	Gross-Ups	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Roger A. Parker
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	$3,744,000	$1,392,959	$113,976	$—	$5,250,935	$2,496,000	$1,392,959	$75,984	$—	$3,964,943
John R. Wallace
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	2,232,000	3,429,235	114,156	1,042,452	6,817,843	1,488,000	3,429,235	76,104	1,042,452	6,035,791
Kevin K. Nanke
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,980,000	4,498,912	114,156	829,424	7,422,492	1,320,000	4,498,912	76,104	829,424	6,724,440
Stanley F. Freedman
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,872,000	813,472	116,289	963,449	3,765,210	1,248,000	813,472	77,526	963,449	3,102,447

*	“Cause” is defined in the CIC Agreement, and “Not For Cause” means resignation by the executive for Good Reason (as defined in the CIC Agreement) or termination of the executive by the Company without Cause.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007:

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Hank Brown	$25,000	$118,020	$143,020
Kevin R. Collins	60,000	131,940	191,940
Jerrie F. Eckelberger	55,000	131,940	186,940
Aleron H. Larson Jr.	50,000	131,940	181,940
Russell S. Lewis	52,500	131,940	184,440
Jordan R. Smith	55,000	131,940	186,940
Neal A. Stanley	52,500	131,940	184,440
James B. Wallace	50,000	131,940	181,940
James P. VanBlarcom(2)	16,667	269,700	286,367

(1)	Each non-employee director was awarded an annual grant of 6,000 shares of Common Stock for 2007. The fair value of such Common Stock was computed in accordance with FAS 123(R) based on the closing price on the date of grant.

(2)	Mr. VanBlarcom resigned during 2007 and, upon resignation, received an additional 6,000 shares for his services. The fair value of such Common Stock was computed in accordance with FAS 123(R) based on the closing price on the date of grant.

Annual Retainers

Each director who is not an employee of the Company receives an annual retainer of $50,000, payable in monthly installments. Each Board committee chair also receives an additional retainer each year in the following amounts: chair of the audit committee, $10,000; chair of the compensation committee, $5,000; and chair of the nominating and governance committee, $5,000. In addition, each non-employee director who is not a chairman but serves on a committee of the Board receives an annual retainer of $2,500. The additional retainer amounts are also paid to the directors in equal monthly installments. The Company reimburses the directors for costs incurred by them in traveling to and attending Board and committee meetings.

Stock Grants

In addition, at the discretion of the Board of Directors, each non-employee director is eligible to receive 6,000 shares of registered Common Stock per year. All such Common Stock is granted pursuant to the Company’s equity incentive plans and is generally awarded on the first business day of each year. Each grant of Common Stock is fully vested upon grant.

Indemnification of Directors

Pursuant to the Company’s certificate of incorporation, the Company provides indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law and provides certain indemnification to its executive officers under their employment agreements. The Company believes that this indemnification is necessary to attract and retain qualified directors and officers.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the audit committee has selected the firm of KPMG LLP, Suite 2300, 707 17th Street, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the fiscal year ending December 31, 2008. This firm has audited our financial statements for more than seven years and is considered to be well qualified. The selection of such firm as our independent registered public accounting firm is being submitted for ratification at the Annual Meeting.

Action by stockholders is not required for the appointment of the independent registered public accounting firm, but the ratification of its appointment is being submitted by the audit committee in order to give our stockholders an opportunity to vote on the designation of auditors. In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our audit committee when it considers selecting other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the fiscal year, KPMG’s appointment for the 2008 fiscal year will be permitted to stand unless the audit committee finds other reasons for making a change.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees billed by KPMG LLP for the 2007 and 2006 fiscal years:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2007	2006

Audit fees	$693,780	$589,749
Audit-related fees	$86,735	$179,475
Tax fees	—	—
All other fees	—	—
Total	$780,515	$769,224

Audit Fees.  Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002 and reviews of our quarterly financial statements.

Audit Related Fees.  Fees billed for audit related services related to professional services rendered by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of Delta’s financial statements but are not included in audit fees above.

Audit Committee Pre-Approval Policy

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. Our audit committee must pre-approve permissible non-audit services. During fiscal 2007, our audit committee approved 100% of the non-audit services provided to Delta by its independent registered public accounting firm.

Required Vote

Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2008 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The audit committee is comprised of Kevin R. Collins (Chairman), Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith, Neal A. Stanley and Daniel J. Taylor. The audit committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the Board of Directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing audits of the Company’s consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and management’s assessments of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The audit committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audits of the annual financial statements, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The audit committee has met and held discussions with management and the independent auditors on a regular basis. The audit committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The audit committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the audit committee that the financial statements were prepared in accordance with GAAP. The audit committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The audit committee discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 89, “Audit Adjustments” and Statement of Auditing Standards No. 90, “Audit Committee Communications.” The independent auditors have provided to the audit committee the written disclosures and the letter required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and the audit committee has discussed with the independent auditors their independence. The audit committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The audit committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the audit committee recommended that the Board of Directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2007, and the Board of Directors accepted the audit committee’s recommendations.

Members of the Audit Committee:

Kevin R. Collins (Chairman)
Jerrie F. Eckelberger
Russell S. Lewis
Jordan R. Smith
Neal A. Stanley
Daniel J. Taylor

STOCKHOLDER PROPOSALS

Any stockholder proposals to be included in the Board of Directors’ solicitation of proxies for the Annual Meeting of Stockholders to be held in May 2009 must be received by Stanley F. Freedman, Executive Vice President and Secretary, at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, no later than December 22, 2008 in order to be included in the proxy statement and proxy relating to that meeting. Such proposals must comply with all of the requirements of SEC Rule 14a-8.

In accordance with the Company’s Bylaws, in order for a stockholder to present any matter before the Annual Meeting to be held in May 2009 that is not to be included in the proxy statement and proxy, a stockholder’s notice of such matter must be delivered to the Secretary at the Company’s principal offices (see preceding paragraph) not less than ninety days nor more than one hundred twenty days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made.

GENERAL AND OTHER MATTERS

The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be represented at the Annual Meeting. However, if any other matters are properly brought before the Meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of the Annual Meeting will be paid by us. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by our directors, officers and regular employees. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by us for their reasonable expenses.

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April or May of each year, by notifying our Secretary, Stanley F. Freedman, in writing at: 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 293-9133, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

AVAILABLE INFORMATION

Upon request of any stockholder, our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, will be sent to the stockholder without charge upon request. All requests should be addressed to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors

Roger A. Parker,
Chairman of the Board
and Chief Executive Officer

April 21, 2008

DELTA PETROLEUM CORPORATION

PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Roger A. Parker and Stanley F. Freedman, or each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Delta Petroleum Corporation, to be held in the Georgetown Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 on Tuesday, May 20, 2008, at 10:00 a.m. (MDT), and any adjournment(s) thereof, with all powers the undersigned would possess if personally present to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

(Check One)
	For	Withhold Vote

Proposal 1: To approve the twelve nominees to the Board of Directors:

Roger A. Parker	☐	☐
John R. Wallace	☐	☐
Hank Brown	☐	☐
Kevin R. Collins	☐	☐
Jerrie F. Eckelberger	☐	☐
Aleron H. Larson, Jr.	☐	☐
Russell S. Lewis	☐	☐
James J. Murren	☐	☐
Jordan R. Smith	☐	☐
Neal A. Stanley	☐	☐
Daniel J. Taylor	☐	☐
James B. Wallace	☐	☐

(Check One)
	For	Against	Abstain

Proposal 2: To ratify the appointment of	☐	☐	☐
KPMG LLP as the Company’s independent registered public accounting firm

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof. Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. All prior proxies are revoked. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement.

Signature	Signature (if jointly held)

Print Name	Print Name

Dated	Dated

(Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.) PLEASE MARK, DATE, SIGN AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.